EXHIBIT 11.0
(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(Unaudited)		(Unaudited)
BASIC
Net income	$23,555	$20,892	$32,548	$53,735

Applicable Shares for Computation of Income per Share:
Weighted average common shares outstanding	419,177	439,700	423,673	438,986

Basic Income Per Common Share:
Net income per common share	$0.06	$0.05	$0.08	$0.12

EXHIBIT 11.0
(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(Unaudited)		(Unaudited)
DILUTED
Net income	$23,555	$20,892	$32,548	$53,735

Applicable Shares for Computation of Income per Share:
Weighted average common shares outstanding	419,177	439,700	423,673	438,986
Weighted average common equivalent shares arising from:
Dilutive stock options	3,726	5,791	3,949	5,728

Weighted average number of common and common equivalent shares	422,903	445,491	427,622	444,714

Diluted Income Per Common Share:
Net income per common share	$0.06	$0.05	$0.08	$0.12